As filed with the Securities and Exchange Commission on April 23, 2007.
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Mindspeed Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	01-0616769 (I.R.S. Employer Identification Number)

4000 MacArthur Boulevard, East Tower Newport Beach, California (Address of Principal Executive Offices)	92660-3095 (Zip Code)

Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan
Mindspeed Technologies, Inc. Directors Stock Plan
(Full Title of the Plan)

SIMON BIDDISCOMBE
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Mindspeed Technologies, Inc.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660-3095
(Name and Address of Agent For Service)

(949) 579-3000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
ROBERT M. MATTSON, JR.
CRAIG S. MORDOCK
Morrison & Foerster LLP
19900 MacArthur Boulevard, Twelfth Floor
Irvine, California 92612-2445
(949) 251-7500

Calculation of Registration Fee

	Amount To Be	Proposed Maximum	Proposed Maximum Aggregate	Amount of
Title of Securities To Be Registered	Registered (1)	Offering Price Per Share (2)	Offering Price (2)	Registration Fee(3)
Common Stock, par value $0.01 per share (including the associated Preferred Share Purchase Rights)	1,971,952 shares (4)	$2.02	$3,983,343	$123

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on April 19, 2007, as reported on The NASDAQ Global Market.

(3)	The Registrant previously paid filing fees of $3,641 in connection with the Registration Statement on Form S-3 (File No. 333-109525) filed on October 7, 2003, for the registration of $45,000,004 of securities, all of which were unsold and withdrawn from registration on March 11, 2005. Pursuant to Rule 457(p) of the Securities Act, the Registrant is offsetting the filing fee due in connection with the filing of this Registration Statement by $123 of the filing fee previously paid.

(4)	Of the total amount registered, 1,300,000 shares are reserved for issuance under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan and 671,952 shares are reserved for issuance under the Mindspeed Technologies, Inc. Directors Stock Plan.

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus that is part of this Registration Statement will be used in connection with the offer and sale of Common Stock of the Registrant previously registered under the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-132858, 333-124289 and 333-106479).

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this registration statement hereby incorporates by reference the contents of the Registration Statements on Form S-8 (Registration Nos. 333-132858, 333-124289 and 333-106479) filed by Mindspeed Technologies, Inc. (the “Company”) on March 30, 2006, April 25, 2005 and June 25, 2003, respectively, including any amendments thereto or filings incorporated therein, relating to the Mindspeed Technologies, Inc. Directors Stock Plan (the “Directors Plan”) and the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (the “2003 LTIP”), except as expressly modified herein. This registration statement is filed by the Company for the purposes of registering an additional 1,300,000 shares of Common Stock of the Company available for issuance under the 2003 LTIP and an additional 671,952 shares of Common Stock of the Company available for issuance under the Directors Plan.
The number of shares of Common Stock of the Company available for delivery under the Directors Plan was subject to an automatic annual increase on the first day of each fiscal year of the Company commencing with the fiscal year beginning on or about October 1, 2004 by an amount equal to the greater of (i) 160,000 shares or (ii) 0.18% of the shares of Common Stock outstanding on such date, subject to the Board of Directors selecting a lesser amount. On March 5, 2007, the stockholders of the Company approved an amendment to the Directors Plan that fixed the authorized number of shares under the Directors Plan at 1,440,000 shares and discontinued the automatic increases described above for fiscal years following 2007.
On March 5, 2007, the stockholders of the Company approved an increase in the number of shares of Common Stock of the Company available for delivery under the 2003 LTIP in the amount of 1,300,000 shares of Common Stock.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:
(a)	Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2006, filed with the SEC on November 29, 2006 (including the portions of the Company’s Proxy Statement on Schedule 14A for the Company’s 2007 Annual Meeting of Stockholders incorporated by reference therein);

(b)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements described in (a) above; and

(c)	The description of the Company’s capital stock contained in its Registration Statement on Form 8-A, as amended, filed with the SEC on December 9, 2003, including any amendment or report filed for the purpose of updating such description (including an amendment thereto dated as of December 6, 2004, as filed with the Commission on January 18, 2005).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.
Item 8. Exhibits.
4.1	Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan, as amended and restated, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 9, 2007, is incorporated herein by reference.

4.2	Mindspeed Technologies, Inc. Directors Stock Plan, as amended and restated, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 9, 2007, is incorporated herein by reference.

5	Opinion of Morrison & Foerster LLP as to the legality of any newly issued shares of Common Stock of the Company covered by this Registration Statement.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5).

24	Power of Attorney (contained on signature page).
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 23rd day of April, 2007.

MINDSPEED TECHNOLOGIES, INC.
By:	/s/ Simon Biddiscombe
Simon Biddiscombe
Senior Vice President, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY
     Each director and officer of the registrant whose signature appears below hereby appoints Raouf Y. Halim and Simon Biddiscombe, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, exhibits thereto, and other documents in connection therewith, to this registration statement, and the registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Raouf Y. Halim Raouf Y. Halim	Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2007

/s/ Simon Biddiscombe Simon Biddiscombe	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 23, 2007

/s/ Dwight W. Decker Dwight W. Decker	Chairman of the Board	March 5, 2007

/s/ Donald R. Beall Donald R. Beall	Director	March 5, 2007

/s/ Donald H.Gips Donald H. Gips	Director	March 5, 2007

/s/ Michael T. Hayashi Michael T. Hayashi	Director	March 5, 2007

/s/ Ming Louie Ming Louie	Director	March 5, 2007

/s/ Thomas A. Madden Thomas A. Madden	Director	March 5, 2007

/s/ Jerre L. Stead Jerre L. Stead	Director	March 5, 2007

EXHIBIT INDEX

Exhibit
Number	Description
5	Opinion of Morrison & Foerster LLP as to the legality of any newly issued shares of Common Stock of the Company covered by this Registration Statement.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5).

24	Power of Attorney (contained on signature page).